October 24, 2003


FOR IMMEDIATE RELEASE:


CONTACT:
      Betty J. Long, President
      Kentucky First Bancorp, Inc.
      308 North Main Street
      Cynthiana, Kentucky    41031


Kentucky First Bancorp, Inc. Announces Shareholder Approval of Merger


CYNTHIANA, KENTUCKY - Kentucky First Bancorp, Inc. (the "Company") (AMEX: KYF), the holding company for First Federal Savings Bank, Cynthiana, Kentucky, held its annual meeting of shareholders on October 23, 2003. At the meeting, the shareholders of the Company approved and adopted the Agreement and Plan of Merger dated July 8, 2003, pursuant to which the Company will be acquired by Kentucky Bancshares, Inc. Prior to the holding of the annual shareholders' meeting, the Company and Kentucky Bancshares received all applicable bank regulatory approvals with respect to the merger of the Company and the subsequent merger of First Federal Savings Bank with and into Kentucky Bank, the wholly-owned banking subsidiary of Kentucky Bancshares.

     It is expected that the merger of the Company with Kentucky Bancshares, and the closing of the transactions contemplated by the Agreement, will occur on or about Friday, November 7, 2003.

     Betty Long, President and CEO of Kentucky First Bancorp, made the announcement, that "our shareholders approved the agreement by a very wide margin. Our customers have also responded favorably. Many are already familiar with Kentucky Bank because of their local presence. Kentucky Bank is a community bank that offers a number of convenience products along with the personal service. Our customers have already received information about Kentucky Bank. We are very happy to be joining them."

     First Federal's main office at 308 North Main Street will be Kentucky Bank's downtown location. The First Federal branch at Ladish Road will be consolidated into the nearby Kentucky Bank branch at 939 U. S. 27 South.

     Mrs. Long will be retiring as CEO, but remaining with Kentucky Bancshares as a director. Many of the employees will remain in Cynthiana, and a few have accepted positions with Kentucky Bank offices. Ms. Long explained that "the placement process went extremely well. Our employees were offered a wide range of opportunities, and all ended up with a job they like. In addition both
Cynthiana locations will be staffed by a mixture of employees from each institution."

     Statements contained in this press release that are not historical facts constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). Such forward-looking statements are subject to risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Act, and is including this statement for the purpose of invoking these safe harbor provisions. Factors which could have an effect on the timing of the closing of the merger of the Company and Kentucky Bancshares, include, but are not limited to, unanticipated developments that could have a material adverse effect on the Company or Kentucky Bancshares, or unexpected developments affecting the ability of either the Company or Kentucky Bancshares to satisfy any conditions to closing.